Exhibit 1.1

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

CONSTELLATION ENERGY COMMODITIES GROUP, INC.,

CONSTELLATION ENERGY PARTNERS HOLDINGS, LLC,

AND

CONSTELLATION ENERGY PARTNERS MANAGEMENT, LLC

AS SELLING PARTIES

AND

POSTROCK ENERGY CORPORATION

AS BUYER

i

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Warrant

SCHEDULES

Schedule 3.03	Selling Parties’ Consents and Approvals
Schedule 5.03	Buyer’s Consents and Approvals

-iv-

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of June 21, 2011 (this “Agreement”), is entered into by and among Constellation Energy Commodities Group, Inc., a Delaware corporation (“CECG”), Constellation Energy Partners Holdings, LLC, a Delaware limited liability company (“CEPH”), Constellation Energy Partners Management, LLC, a Delaware limited liability company (“CEPM” and, together with CECG and CEPH, the “Selling Parties”), and PostRock Energy Corporation, a Delaware corporation (“Buyer”).

WHEREAS, CECG is the sole member of and owns 100% of the membership interests of CEPH;

WHEREAS, CEPH is the sole member of and owns 100% of the membership interests of CEPM;

WHEREAS, CEPH owns 5,918,894 Class B Units (as defined herein) of Constellation Energy Partners LLC, a Delaware limited liability company (the “Company” and such Class B Units, collectively, the “Class B Subject Interests”), and CEPM owns (i) 489,286 Class A Units (as defined herein) of the Company, constituting all of the issued and outstanding Class A Units (collectively, the “Class A Subject Interests”), (ii) all of the issued and outstanding Class C Units (as defined herein) of the Company (collectively, the “Class C Subject Interests”) and (iii) all of the issued and outstanding Class D Units (as defined herein) of the Company (collectively, the “Class D Subject Interests” and, together with the Class A Subject Interests, the Class B Subject Interests and the Class C Subject Interests, the “Subject Interests”);

WHEREAS, Buyer desires to purchase the Subject Interests from the Selling Parties and the Selling Parties desire to sell the Subject Interests to Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Selling Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings indicated:

“AAA” shall have the meaning specified in Section 11.03(a).

“Acquisition Transaction” shall have the meaning specified in Section 6.07(a).

“Action” means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement and the other Basic Documents, the Company shall not be considered an Affiliate of any of the Selling Parties.

“Agreement” shall have the meaning specified in the preamble.

“Arbitration Rules” shall have the meaning specified in Section 11.03(a).

“Arbitrator” shall have the meaning specified in Section 11.03(d).

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Buyer/Affiliate Proxy and Voting Agreement, the Warrants and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Board of Managers” shall mean the Board of Managers as defined in the Company LLC Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Business Records” means, with respect to any Person, all books, records, manuals, documents, books of account, correspondence, reports, literature, financial information and operating data and the like of such Person.

“Buyer” shall have the meaning specified in the preamble.

“Buyer/Affiliate Proxy and Voting Agreement” means the Voting Agreement and Irrevocable Proxy dated as of even date herewith among the Selling Parties, Buyer, White Deer Energy, L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P.

“Buyer Common Stock” shall have the meaning specified in Section 2.01(a).

“Buyer Financial Statements” shall have the meaning specified in Section 5.06(c).

“Buyer Indemnified Parties” shall have the meaning specified in Section 8.02(a).

“Buyer Material Adverse Effect” means an event, change or occurrence (i) resulting in a material adverse effect on the business, financial condition, assets, properties or results of operations of Buyer and its subsidiaries, taken as a whole, or (ii) that materially impairs or delays the ability of Buyer to perform its obligations or to consummate the transactions under the Basic Documents or that otherwise materially threatens or materially impedes the consummation of the transactions under the Basic Documents, other than in the case of clause (i) any such event, change or occurrence relating to or resulting from (x) changes or conditions affecting the economy, the financial markets or the markets for oil and natural gas in general or changes in political or regulatory conditions generally, (y) general changes in the segments of the oil and natural gas industry or the geographic areas in which the Buyer operates or (z) the announcement (or the effect of any such announcement) or consummation of the transactions contemplated by the Basic Documents.

“Buyer SEC Documents” shall have the meaning specified in Section 5.06(a).

“Buyer Stockholder Approval” shall have the meaning specified in Section 7.01(g).

“Buyer Stockholders’ Meeting” shall have the meaning specified in Section 6.11(b).

“Buyer Stockholder Proposal” shall have the meaning specified in Section 6.11(b).

“Buyer Voting Stock” means the Buyer Common Stock and the Buyer Voting Preferred Stock.

“Buyer Voting Preferred Stock” shall have the meaning specified in Section 5.05(a).

“Cash Consideration” shall have the meaning specified in Section 2.01(a).

“CECG” shall have the meaning specified in the preamble.

“CEPH” shall have the meaning specified in the preamble.

“CEPM” shall have the meaning specified in the preamble.

“Claim Deductible” shall have the meaning specified in Section 8.04(a).

“Class A Managers” means Class A Managers, as defined in the Company LLC Agreement.

“Class A Subject Interests” shall have the meaning specified in the preamble.

“Class B Subject Interests” shall have the meaning specified in the preamble.

“Class C Subject Interests” shall have the meaning specified in the preamble.

“Class D Distribution” shall have the meaning specified in Section 2.03(a).

“Class D Subject Interests” shall have the meaning specified in the preamble.

“Class A Units” means Class A Member Interests as defined in the Company LLC Agreement.

“Class B Units” means Class B Member Interests as defined in the Company LLC Agreement.

“Class C Units” means Class C Member Interests as defined in the Company LLC Agreement.

“Class D Units” means Class D Member Interests as defined in the Company LLC Agreement.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Company” shall have the meaning specified in the preamble.

“Company Board Approval” shall have the meaning specified in Section 7.01(f).

“Company Equity Interests” means, collectively, Class A Units, Class B Units, Class C Units and Class D Units.

“Company Financial Statements” shall have the meaning specified in Section 4.03(c).

“Company LLC Agreement” means that certain Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC dated as of November 20, 2006, as amended by (i) Amendment No. 1 thereto, dated as of April 23, 2007, (ii) Amendment No. 2 thereto, dated as of July 25, 2007, (iii) Amendment No. 3 thereto, dated as of September 21, 2007 and (iv) Amendment No. 4 thereto, dated as of December 28, 2007.

“Company Material Adverse Effect” means an event, change or occurrence resulting in a material adverse effect on the business, financial condition, assets, properties or results of operations of the Company and its subsidiaries, taken as a whole, other than any such event, change or occurrence relating to or resulting from (i) changes or conditions affecting the economy, the financial markets or the markets for oil and natural gas in general or changes in political or regulatory conditions generally, (ii) general changes in the segments of the oil and natural gas industry or the geographic areas in which the Company operates or (iii) the announcement (or the effect of any such announcement) or consummation of the transactions contemplated by the Basic Documents.

“Company SEC Documents” shall have the meaning specified in Section 4.03(a).

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Delaware Limited Liability Company Act.

“Encumbrances” means any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Environmental Law” means any Law as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources,

including those Laws relating to the storage, handling and use of chemicals, hazardous substances and other hazardous materials, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances, hazardous materials or waste materials of any kind, those Laws relating to the release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances, hazardous materials or waste materials of any kind, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any government of, or any authority, agency, regulatory body, commission, court, official or other instrumentality of any government of, the United States of America or any foreign country, or any domestic or foreign state, province, county, city, local or other political subdivision thereof.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnity Notice” shall have the meaning specified in Section 8.03(c).

“Issue Price” means the higher of (i) the Market Price and (ii) $5.00.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision declaration, treaty or interpretive or advisory opinion of a Governmental Authority.

“LIBOR” means the London Interbank Offered Rate.

“Loss” shall have the meaning specified in Section 8.02(a).

“Market Price” means the average closing price per share of Buyer Common Stock on NASDAQ during the 10 trading days ending on and including the third trading day prior to the Closing Date.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Organizational Document” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof, or any comparable governing instruments, together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations of the limited liability company, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other person the organizational, constituent and/or governing documents and/or instruments of such person.

“Outside Date” means the earlier of (i) November 15, 2011 and (ii) the day that is the 90th day following the date of receipt of Company Board Approval in satisfaction of the conditions set forth in Section 7.01(f) and Section 7.02(e).

“Party” means Buyer and each Selling Party.

“Permitted Exceptions” means (i) all minor defects, exceptions, restrictions, easements, rights of way and encumbrances that do not materially interfere with the use of a property or asset; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’ and repairmen’s liens arising or incurred in the ordinary course of business that do not result from a breach, default or violation of any contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated.

“Person” means (i) any natural person, (ii) any corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or any other form of organization or entity that has a legal existence under the Laws of its jurisdiction of formation which is separate from its owner or owners and (iii) any Governmental Authority.

“Purchase Price” shall have the meaning specified in Section 2.01(a).

“Registration Rights Agreement” means the First Amended and Restated Registration and Investor Rights Agreement between CECG, Buyer, White Deer Energy L.P., White Deer Energy TE L.P., and White Deer Energy FI L.P. substantially in the form of Exhibit A.

“Representatives” of any Person means the Affiliates, control persons, officers, directors, managers, employees, agents, counsel, investment bankers and other advisors of such Person. The Class A Managers shall not be considered Representatives of any Selling Party or any Affiliate of any Selling Party.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller Indemnified Parties” shall have the meaning specified in Section 8.02(b).

“Seller Material Adverse Effect” means any event, change or occurrence that materially impairs or delays the ability of any of the Selling Parties to perform its obligations or to consummate the transactions under the Basic Documents or that otherwise materially threatens or materially impedes the consummation of the transactions under the Basic Documents.

“Selling Parties” shall have the meaning specified in the preamble.

“Solvent” shall have the meaning specified in Section 3.09.

“Stock Consideration” shall have the meaning specified in Section 2.01(a).

“Subject Interests” shall have the meaning specified in the preamble.

“Superior Sale Consideration” means the consideration received by the Selling Parties or their Affiliates in any Superior Sale Transaction with respect to the sale of Class A Subject Interests, Class B Subject Interests or Class C Subject Interests. The value attributable to such consideration shall be deemed to equal the sum of (i) any cash payable to the Selling Parties at the closing of the Superior Sale Transaction, plus (ii) CECG’s good faith calculation of the present value, as of the closing date of the Superior Sale Transaction, of the proceeds of any promissory notes or other deferred cash payments contemplated to be paid to the Selling Parties in the Superior Sale Transaction, plus (iii) the value of any publicly traded securities issued to the Selling Parties on the closing date of the Superior Sale Transaction, based on the average closing price of such securities over the 10 day trading period ending on the Business Day immediately preceding such closing date (or such other methodology set forth in the definitive agreement for the Superior Sale Transaction), plus (iv) CECG’s good faith calculation of the current value, as of the closing date of the Superior Sale Transaction, of any other forms of consideration deliverable to the Selling Parties in connection with the Superior Sale Transaction (with the value of any options or warrants being valued in a manner substantially similar to that set forth in Section 2.01(d)). Such calculations shall be final and binding on the parties absent manifest error. For the avoidance of doubt, no consideration received by the Selling Parties or any of their Affiliates with respect to the Class D Subject Interests shall be considered Superior Sale Consideration. If the terms of the Superior Sale Transaction do not specify the consideration payable in respect of the Class D Subject Interests, then the consideration deemed to be received in respect of the Class D Subject Interests shall be based on CECG’s good faith calculation of the present value, as of the closing date of the Superior Sale Transaction, of the payments to be received in respect of the Class D Subject Interests.

“Superior Sale Transaction” means any sale of all or any portion of the Subject Interests in which the aggregate consideration received by the Selling Parties or their Affiliates with respect to the sale of any Class A Subject Interests, Class B Subject Interests or Class C Subject Interests is greater than the Purchase Price.

“Tax” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Returns” means returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Third Party Claim” shall have the meaning specified in Section 8.03(b).

“Title 9” shall have the meaning specified in Section 11.03(a).

“Trademark Licensing Agreement” means that certain Trademark License Agreement by and between Constellation Energy Group, Inc. and the Company, dated as of November 20, 2006.

“Transfer Taxes” shall have the meaning specified in Section 9.02.

“Warrants” shall have the meaning specified in Section 2.01(d).

“Warrant Consideration” shall have the meaning specified in Section 2.01(d).

Section 1.02 Rules of Interpretation. The following provisions shall be applied wherever appropriate herein:

(a) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b) “including” means “including without limitation” and is a term of illustration and not of limitation;

(c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(e) the Basic Documents have been jointly prepared by the parties thereto, and no Basic Document shall be construed against any Person as the principal draftsperson hereof or thereof;

(f) the section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis; and

(j) all references to days shall mean calendar days unless otherwise provided.

ARTICLE II

SALE AND PURCHASE

Section 2.01 Sale and Purchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing, (i) CEPH hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from CEPH, the Class B Subject Interests and (ii) CEPM hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from CEPM, the Class A Subject Interests, Class C Subject Interests and Class D Subject Interests. In consideration therefor, Buyer agrees to pay or deliver, as applicable, to CECG consideration consisting of (x) $22,500,000, (A) $11,250,000 of which shall be payable in cash at Closing pursuant to Section 2.01(c) (the “Cash Consideration”) and (B) $11,250,000 of which shall be payable in common stock of Buyer, par value $0.01 per share (“Buyer Common Stock”), pursuant to Section 2.01(b) (the “Stock Consideration”), with both the Cash Consideration and Stock Consideration subject to adjustment in accordance with Section 2.01(b), (y) the Warrant Consideration as set forth in Section 2.01(d), and (z) any Class D Distribution as set forth in Section 2.03 (together with the Cash Consideration, the Stock Consideration, and the Warrant Consideration the “Purchase Price”).

(b) Stock Consideration. The number of shares of Buyer Common Stock to be issued by Buyer to CECG shall be calculated by dividing $11,250,000 by the Issue Price. In the event that the Market Price is less than $5.00, then (i) Buyer shall make an additional cash payment to CECG (which, if paid, shall constitute part of the Cash Consideration) in an amount equal to the product of (A) the number of shares of Buyer Common Stock so issued multiplied by (B) the difference between (x) $5.00 and (y) the Market Price and (ii) the amount of the Purchase Price attributable to the Stock Consideration shall be decreased by such additional cash payment described in clause (i). At CECG’s option, the Stock Consideration shall be evidenced by certificates registered in such name as CECG shall request or by a written confirmation of the transfer agent for the Buyer Common Stock of the electronic issuance and book entry of shares constituting the Stock Consideration at The Depository Trust Company.

(c) Cash Consideration. The Cash Consideration shall be payable by Buyer to CECG by wire transfer of immediately available funds to such account as shall be designated by CECG a reasonable amount of time prior to Closing.

(d) Warrant Consideration. On the Closing Date, Buyer shall execute and deliver to CECG warrants (the “Warrants”) to purchase Buyer Common Stock, in substantially the form attached hereto as Exhibit B (the “Warrant Consideration”), having the following terms: (i) an option to purchase 500,000 shares of Buyer Common Stock exercisable at a price per share that is $0.75 in excess of the Market Price and that expires on the first anniversary of the Closing Date; (ii) an option to purchase 500,000 shares of Buyer Common Stock exercisable at a price per share that is $1.75 in excess of the Market Price and that expires on the second anniversary of the Closing Date; and (iii) an option to purchase 500,000 shares of Buyer Common Stock exercisable at a price per share that is $2.75 in excess of the Market Price and that expires on the third anniversary of the Closing Date. In the event that a warrant expiration date occurs on a day other than a Business Day, such expiration date shall instead be on the next succeeding Business Day. The value of the Warrant Consideration shall be reasonably determined by Buyer at Closing in accordance with GAAP; provided, however, that in the event this Agreement is terminated pursuant to Section 10.01(b), for purposes of the definition of “Superior Sale Transaction” and the calculation of any amounts payable pursuant to Section 10.03(b), the value of the Warrant Consideration comprising a portion of the Purchase Price will be determined in good faith by the Selling Parties pursuant to the Black-Scholes model utilizing the average closing price of the shares of Buyer Common Stock over the 10 day trading period ending on the business day immediately preceding the date that this Agreement is terminated. In the event that Buyer disagrees with the Selling Parties’ calculation of the value of the Warrant Consideration, Buyer shall deliver a written objection to the Selling Parties no later than 15 Business Days after delivery to Buyer of such calculation and, if the Parties do not reach agreement on the value of the Warrant Consideration within 15 Business Days after Buyer’s delivery to the Selling Parties of such objection, the Parties shall engage a mutually agreeable investment banking firm to determine the value of the Warrant Consideration, whose determination will be final and binding on the Parties. The Selling Parties shall pay one half of the fees and expenses of such investment banking firm and Buyer shall pay the other half of such fees and expenses.

(e) The Cash Consideration and the Stock Consideration shall be adjusted at the Closing to account for the payment of the Stock Consideration only in whole shares of Buyer Common Stock, with the Stock Consideration rounded downward to the nearest whole share and the Cash Consideration adjusted upward to reflect the value of the fractional share that would otherwise have been payable in respect of the Stock Consideration. CECG acknowledges and agrees that so long as the shares of Buyer Common Stock constituting the Stock Consideration and shares of Buyer Common Stock issued upon exercise of the Warrants constitute “restricted securities” under the Securities Act, certificates evidencing such shares may bear a customary legend to that effect or, if such shares are issued in book-entry form, such shares may be reflected in the transfer agent’s records under a restricted CUSIP number. Buyer agrees to cooperate with CECG in the removal of such legends or in the transfer of such shares to an unrestricted CUSIP number at such time as such shares no longer constitute “restricted securities” under the Securities Act.

(f) The Purchase Price payable at Closing shall be reasonably allocated among the Subject Interests by Buyer at Closing in accordance with GAAP.

Section 2.02 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the second Business Day following the date that all conditions to Closing (other than items to be delivered at Closing) shall have been fulfilled or on such other date as shall be mutually agreed by the Parties (the “Closing Date”).

Section 2.03 Post-Closing Payments for Distributions on Class D Subject Interests.

(a) From and after the Closing, in the event that Buyer receives any cash distribution from the Company with respect to the Class D Subject Interests (each such distribution, if any, a “Class D Distribution”), Buyer shall, with respect to each Class D Distribution, promptly notify CECG of receipt of the Class D Distribution and, upon receipt of wire transfer instructions from CECG, promptly pay to CECG an amount in cash equal to the amount of the Class D Distribution. The amounts shall be payable by Buyer to CECG by wire transfer of immediately available funds to such account designated by CECG.

(b) In furtherance of the foregoing Section 2.03(a), from and after the Closing, Buyer shall not, and shall use its commercially reasonable efforts to cause any members of the Board of Managers elected by Buyer not to, take any action the primary intent of which is to prevent or hinder the payment by the Company of any Class D Distribution. In connection with any amendment to or refinancing of the Company’s existing credit facility, Buyer shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause any members of the Board of Managers elected by Buyer, to obtain the consent of the lenders party thereto to the reinstatement of the Company’s payment of the Class D Distribution; provided, however that the preceding clause shall not obligate the Company to grant any material concessions to the lenders in exchange for such consent.

(c) Buyer shall not transfer or assign, or grant or permit to be incurred any Encumbrances in respect of the Class D Subject Interests or any rights of Buyer to the Class D Subject Interests.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING

THE SELLING PARTIES AND THE SUBJECT INTERESTS

Each of the Selling Parties represents and warrants to Buyer as follows:

Section 3.01 Existence. Each of the Selling Parties (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.02 Validity of Agreement; Authorization. Each of the Selling Parties has the corporate or limited liability company power and authority, as applicable, to enter into the Basic Documents to which it is party and to carry out its obligations thereunder. The execution and delivery of the Basic Documents and the performance of each of the Selling Party’s obligations thereunder have been duly authorized by the Board of Directors or other governing body of such Selling Party and no other proceedings on the part of any of the Selling Parties are necessary to authorize such execution, delivery and performance. Each of the Basic Documents to which any of the Selling Parties is a party has been (in the case of this Agreement), or will be at the Closing (in the case of such other Basic Documents), duly executed and delivered by each of the Selling

Parties party thereto and constitutes, or will constitute at the Closing, as applicable, such Selling Party’s valid and binding obligation, enforceable against such Selling Party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 3.03 Consents and Approvals. Except as set forth on Schedule 3.03, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of any of the Selling Parties for such Selling Party to execute and deliver the Basic Documents to which it is party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.04 No Breach. The execution, delivery and performance by each of the Selling Parties of the Basic Documents to which it is a party, and compliance by the Selling Parties with the terms and provisions thereof do not and will not (a) violate any provision of any Law applicable to the Selling Parties or any of their respective properties, (b) result in a breach or violation of any provision of the Organizational Documents of the Selling Parties or (c) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which any of the Selling Parties is a party or by which any of the Selling Parties or any of their respective properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such default, breach, termination, cancellation or acceleration would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.05 Ownership, Due Authorization and Transfer of Subject Interests.

(a) CEPH is the record and beneficial owner of the Class B Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws). CEPH has the power, authority and legal capacity to sell, transfer, assign and deliver such Class B Subject Interests as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Class B Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws).

(b) CEPM is the record and beneficial owner of the Class A Subject Interests and the Class C Subject Interests, in each case, free and clear of any and all Encumbrances (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws). CEPM is the beneficial owner of the Class D Subject Interests and on the Closing Date will be the record and beneficial owner of the Class D Subject Interests, in each case, free and clear of any and all Encumbrances (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws). CEPM has the power, authority and legal capacity to sell, transfer, assign and deliver such Class A Subject Interests, Class C Subject Interests and Class D Subject Interests, in each case, as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Class

A Subject Interests, the Class C Subject Interests and the Class D Subject Interests, in each case, free and clear of any and all Encumbrances (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws).

(c) All of the Subject Interests have been duly authorized and validly issued in accordance with the Organizational Documents of the Company, are fully paid (to the extent required by the Company Organizational Documents) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the DLLCA).

(d) There are no outstanding options, warrants or similar rights to purchase or acquire from any of the Selling Parties any of the Subject Interests.

Section 3.06 Litigation. There is no Action pending or, to the knowledge of the Selling Parties, threatened, against any Selling Party or to which any Selling Party is otherwise a party challenging the transactions contemplated by the Basic Documents or otherwise relating to such transactions, the Subject Interests or the Basic Documents.

Section 3.07 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Selling Party in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 3.08 Matters Relating to Acquisition of Buyer Common Stock. CECG has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Buyer Common Stock and the Warrants and is capable of bearing the economic risk of such investment. CECG is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. CECG is acquiring the Buyer Common Stock and the Warrants for investment for its own account. CECG acknowledges and understands that (i) Buyer’s issuance of the Buyer Common Stock and the Warrants has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Buyer Common Stock and the Warrants will be characterized as “restricted securities” under applicable securities Laws. CECG agrees that neither the Buyer Common Stock nor the Warrants may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws

Section 3.09 Solvency. Each of CEPH and CEPM is, and immediately after giving effect to the transactions contemplated by this Agreement will be, Solvent. For purposes of this Section 3.09, “Solvent” means, with respect to the applicable Party on any date of determination, that on such date (a) the fair value of the property of such Party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Party that would constitute liabilities under GAAP, (b) the present fair equivalent value of the assets of such Party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such Party is not engaged in business or a transaction, and does not intended to engage in business or a transaction, for which such Party’s property remaining after such transaction would constitute unreasonably small capital.

Section 3.10 No Other Representations and Warranties.

(a) EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS ARTICLE III AND ARTICLE IV, THE SELLING PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO BUYER, AND THE SELLING PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO ANY SELLING PARTY, THE SUBJECT INTERESTS OR THE COMPANY OR THE STATUS OR CONDITION OF ITS BUSINESS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT). THE CLASS A MANAGERS ARE NOT EMPLOYEES OF ANY OF THE SELLING PARTIES AND HAVE NOT REVIEWED THIS AGREEMENT OR THE REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES SET FORTH HEREIN. NO KNOWLEDGE OF THE CLASS A MANAGERS AS TO ANY MATTER WHATSOEVER SHALL BE IMPUTED TO THE SELLING PARTIES FOR PURPOSES OF THIS AGREEMENT.

(b) Each of the Selling Parties acknowledges and agrees that Buyer makes no representations or warranties other than as set forth in writing in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each of the Selling Parties represents and warrants to Buyer as follows:

Section 4.01 Existence. To the knowledge of each of the Selling Parties, the Company (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.02 Capitalization and Valid Issuance of Company Equity Interests.

(a) As of March 31, 2011, to the knowledge of the Selling Parties, the Company had no membership interests issued and outstanding other than the following:

(i) 17,869,406 Class B Units issued to persons other than the Selling Parties and their respective Affiliates;

(ii) 5,918,894 Class B Units, of which CEPH is the sole record and beneficial owner and has valid and marketable title (subject to restrictions on transfer that may be imposed thereon under the Company LLC Agreement and applicable securities Laws), representing the Class B Subject Interest;

(iii) the Class A Units and Class C Units, of which CEPM is the sole record and beneficial owner and has valid and marketable title, and the Class D Units, of which CEPM is the sole beneficial owner and on the Closing Date will be the sole record and beneficial owner (subject to restrictions on transfer that may be imposed thereon under the Company LLC Agreement and applicable securities Laws); and

(iv) 1,180,931 unvested restricted Class B Units issued under the Company’s Long-Term Incentive Plan and 2009 Omnibus Incentive Compensation Plan.

(b) To the knowledge of the Selling Parties, each of such Company Equity Interests and the member interests represented thereby (other than the Subject Interests, which are addressed in Section 3.05(c)) have been duly authorized and validly issued in accordance with the Company LLC Agreement and are fully paid (to the extent required under the Company LLC Agreement) and nonassessable (except to the extent such nonassessability may be affected by Section 18-607 of the DLLCA).

(c) To the knowledge of the Selling Parties, except as described in the Company LLC Agreement, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any Company Equity Interest (provided that the foregoing shall not apply to any such restriction on voting or transfer that any holder of Class B Units (other than the Selling Parties) may have imposed upon such Class B Units).

Section 4.03 Company SEC Documents. To the knowledge of the Selling Parties, (a) since January 1, 2011, the Company has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed since January 1, 2011 and on or prior to the date of this Agreement, collectively, the “Company SEC Documents”), (b) at the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Company SEC Document) (i) no Company SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and (c) any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”) included in the Company SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable Commission regulations) and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.04 No Material Adverse Change. To the knowledge of the Selling Parties, except as set forth in a Company SEC Document, since January 1, 2011, the Company and its subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (a) event, change or occurrence that would reasonably be expected to have a Company Material Adverse Effect, (b) acquisition or disposition of any material asset by the Company or any of its subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (c) material change in the Company’s accounting principles, practices or methods or (d) incurrence of material indebtedness by the Company or its subsidiaries.

Section 4.05 Litigation. To the knowledge of the Selling Parties, except as set forth in the Company SEC Documents, there is no Action pending, contemplated or threatened against the Company or any of its subsidiaries or any of their respective officers, directors or properties, which would reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Environmental Laws.

(a) To the knowledge of the Selling Parties, except as set forth in the Company SEC Documents, the Company and its subsidiaries (i) are in compliance with Environmental Laws, (ii) have received or otherwise timely applied for all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with applicable Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not reasonably be expected to have a Company Material Adverse Effect.

(b) The only representations and warranties given by any of the Selling Parties in respect of Environmental Laws are those contained in this Section 4.06 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation and warranty by any Selling Party in respect of Environmental Laws.

Section 4.07 Oil and Gas Properties. To the knowledge of the Selling Parties, except as set forth in the Company SEC Documents, the Company or its applicable subsidiary has good and defensible title to all of its oil and gas properties, free and clear of all Encumbrances, other than (i) Permitted Exceptions, (ii) Encumbrances under gas sales contracts, operating agreements, unitization and pooling agreements and such other agreements as are customarily found in connection with comparable drilling and producing operations and (iii) other Encumbrances that are, individually or in the aggregate, not material in amount and do not materially interfere with the Company’s or any of its subsidiaries’ use or enjoyment of their respective oil and gas properties.

Section 4.08 Compliance with Laws. To the knowledge of the Selling Parties, except as set forth in the Company SEC Documents (a) neither the Company nor any of its subsidiaries is in violation of any Law applicable to the Company or its subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect, (b) the Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate Governmental Authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have a Company Material Adverse Effect, and (c) neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.09 Investment Company Status. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10 Related Party Agreements. Except for the Company LLC Agreement and the Trademark License Agreement, none of the Company or any of its subsidiaries is a party to or bound by any contract or legally binding arrangement that includes any of the Selling Parties or any of their Affiliates as a counter party or third party beneficiary.

Section 4.11 Employee Compensation Matters; No Termination. To the knowledge of the Selling Parties, except for the plans and agreements filed or incorporated by reference as exhibits to the Company SEC Documents, none of the Company or any of its subsidiaries is a party to or bound by any contract or legally binding arrangement that could, as a result of the execution and delivery of this Agreement or any of the other Basic Documents or the consummation of the transactions contemplated thereby (alone or with any other event, including any termination of employment on or following the consummation of such transactions): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of the Company or any subsidiary of the Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company benefit plan, incentive compensation plan or other similar arrangements or policies, or any employment agreement or (iii) otherwise result in the accelerated vesting of or early termination of any restrictions on any outstanding Class B Units.

Section 4.12 Tax Matters.

(a) To the knowledge of the Selling Parties, (i) since its formation, the Company has been properly classified as a partnership for federal income tax purposes and no election to be treated as other than a partnership for federal income tax purposes has been filed; (ii) all material Tax Returns required to be filed by or with respect to the Company and its subsidiaries have been duly and timely filed and each such Tax Return is true, correct and complete in all material respects; (iii) all material Taxes owed by the Company or for which the Company may be liable which have become due have been paid in full; (iv) there is no material claim against the Company for any Taxes, and no material assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Company.

(b) The Selling Parties have provided to Buyer true, correct and complete copies of each Schedule K-1 and any related documentation delivered to any of the Selling Parties by the Company with respect to such Selling Party’s ownership of any of the Subject Interests on any date on or after January 1, 2010. Such Schedule K-1s and related documentation constitute all of the federal income tax reporting documentation delivered to any of the Selling Parties or any of their respective Affiliates with respect to any ownership interest in the Subject Interests.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each of the Selling Parties as follows:

Section 5.01 Existence. Buyer (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.02 Validity of Agreement; Authorization. Buyer has the corporate power and authority to enter into the Basic Documents to which it is party and to carry out its obligations thereunder. The execution and delivery of the Basic Documents and the performance of Buyer’s obligations thereunder have been duly authorized by the Board of Directors of Buyer and, other than the Buyer Stockholder Approval, no other proceedings on the part of any of Buyer are necessary to authorize such execution, delivery and performance. Each of the Basic Documents to which Buyer is a party has been (in the case of this Agreement), or will be at the Closing (in the case of such other Basic Documents), duly executed and delivered by Buyer and constitutes, or will constitute at the Closing, as applicable, Buyer’s valid and binding obligation, enforceable against Buyer in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 5.03 Consents and Approvals. Except as set forth on Schedule 5.03, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of Buyer to execute and deliver the Basic Documents to which Buyer is party or to perform its obligations thereunder, other than any consent, approval, waiver or authorization that would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.04 No Breach. The execution, delivery and performance by Buyer of the Basic Documents to which it is a party, and compliance by Buyer with the terms and provisions thereof do not and will not (a) violate any provision of any Law applicable to Buyer or any of its properties, (b) result in a breach or violation of any provision of the Organizational Documents of Buyer or (c) result in a breach or violation of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Buyer is a party or by which Buyer or any of its properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such default, breach, termination, cancellation or acceleration would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.05 Capitalization; Valid Issuance of Buyer Common Stock.

(a) The authorized capital stock of Buyer consists of (i) 40,000,000 shares of Buyer Common Stock, 8,290,482 shares of which are issued and outstanding as of March 31, 2011, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which (A) 6,000 shares have been designated as shares of Series A Cumulative Redeemable Preferred Stock, 6,000 shares of which are issued and outstanding and held beneficially and of record by White Deer Energy L.P. and its Affiliates as of March 31, 2011, and (B) 500,000 shares of which have been designated as shares of Series B Voting Preferred Stock (the “Buyer Voting Preferred Stock”), 198,751.91 shares of which are issued and outstanding and held beneficially and of record by White Deer Energy L.P. and its Affiliates as of March 31, 2011. The aggregate liquidation value of the outstanding shares of Series A Cumulative Redeemable Preferred Stock as of March 31, 2011 is $63,839,400. All issued and outstanding shares of capital stock of Buyer have been duly authorized and validly issued in accordance with the Buyer Organizational Documents and are fully paid and nonassessable. All outstanding shares of capital stock of Buyer were issued in accordance with applicable securities Laws, and no shares of capital stock of Buyer were issued in violation of preemptive rights granted to any Person.

(b) As of May 11, 2011, other than (x) outstanding warrants in favor of White Deer Energy L.P. and its Affiliates to purchase 19,875,191 shares of Buyer Common Stock at a weighted average exercise price per share of $3.21, (y) 654,100 outstanding options to purchase shares of Buyer Common Stock, and (z) 290,169 outstanding restricted units of Buyer Common Stock, there were no outstanding warrants or other securities convertible into or exercisable or exchangeable for shares of capital stock of Buyer. Except as set forth in (A) the Organizational Documents of Buyer, (B) the Asset Sale Agreement by and between Buyer and Royal Bank of Canada, dated as of September 21, 2010, (C) the Securities Purchase Agreement, dated September 2, 2010, among Buyer, White Deer Energy, L.P., White Deer Energy TE L.P. and White Deer Energy FI, L.P. or (D) any other documents entered into in connection with the transactions contemplated by the documents referenced in clauses (B) or (C) above, to the extent that such other documents are attached as exhibits to the Buyer SEC Documents, there are no (i) contracts, commitments, agreements, understandings or arrangements of any kind to which Buyer is a party obligating Buyer to issue or repurchase any shares of capital stock of Buyer; (ii) proxies, voting agreements or other arrangements or agreements that restrict or otherwise affect the right to vote any shares of capital stock of Buyer or (iii) preemptive rights, rights of first refusal or other agreements or arrangements that restrict or otherwise affect the issuance or transfer of any shares of capital stock of Buyer; provided, however, that the foregoing clauses (ii) and (iii) shall not apply to any such restriction on voting or transfer that any holder of capital stock of Buyer (other than Buyer and its Affiliates) may have imposed upon such capital stock).

(c) The Buyer Common Stock to be issued to CECG at Closing, the Warrants and the Buyer Common Stock issuable upon exercise of the Warrants have been duly authorized for issuance, sale and delivery pursuant to this Agreement and the Warrants, as applicable, and, when issued and delivered by Buyer against payment therefor in accordance with the terms of this Agreement or the Warrants, as applicable, will be duly and validly issued and fully paid and nonassessable, free and clear of any Encumbrance.

Section 5.06 Buyer SEC Documents. (a) Since January 1, 2011, Buyer has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Buyer SEC Documents”), (b) at the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Buyer SEC Document) (i) no Buyer SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) each Buyer SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and (c) any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”) included in the Buyer SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable Commission regulations) and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 5.07 No Material Adverse Change. Except as set forth in the Buyer SEC Documents, since January 1, 2011, Buyer and its subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (a) event, change or occurrence that would reasonably be expected to have a Buyer Material Adverse Effect, (b) acquisition or disposition of any material asset by Buyer or any of its subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (c) material change in Buyer’s accounting principles, practices or methods or (d) incurrence of material indebtedness by Buyer or any of its subsidiaries.

Section 5.08 Litigation. Except as set forth in the Buyer SEC Documents, there is no Action pending or, to the knowledge of Buyer, contemplated or threatened against Buyer or any of its subsidiaries or any of their respective officers, directors or properties, which (individually or in the aggregate) reasonably would be expected to have a Buyer Material Adverse Effect or that challenges the transactions contemplated by the Basic Documents or otherwise relates to such transactions or the Basic Documents.

Section 5.09 Environmental Laws.

(a) Except as set forth in the Buyer SEC Documents, Buyer and its subsidiaries (i) are in compliance with Environmental Laws, (ii) have received or otherwise timely applied for all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with applicable Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The only representations and warranties given by Buyer in respect of Environmental Laws are those contained in this Section 5.09 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation and warranty by Buyer in respect of Environmental Laws.

Section 5.10 Oil and Gas Properties. Except as set forth in the Buyer SEC Documents, Buyer or its applicable subsidiary has good and defensible title to all of its oil and gas properties, free and clear of all Encumbrances, other than (i) Permitted Exceptions; (ii) Encumbrances under gas sales contracts, operating agreements, unitization and pooling agreements and such other agreements as are customarily found in connection with comparable drilling and producing operations and (iii) other Encumbrances that are, individually or in the aggregate, not material in amount and do not materially interfere with the Buyer’s or any of its subsidiaries’ use or enjoyment of their respective oil and gas properties.

Section 5.11 Taxes. (i) Buyer and its subsidiaries have timely filed all material Tax Returns required to be filed; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by Buyer or any of its subsidiaries (whether or not shown on any Tax Return), if required to have been paid, have been or will be timely paid; (iv) there is no Action now pending against, or with respect to, Buyer or any of its subsidiaries in respect of any material Tax or Tax assessment; (v) since January 1, 2008, no written claim has been made by any Tax authority in a jurisdiction where Buyer or any of its subsidiaries does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the knowledge of Buyer has any such assertion been threatened or proposed; (vi) neither Buyer nor any of its subsidiaries has any outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (vii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Buyer or its subsidiaries; and (viii) neither Buyer nor any of its subsidiaries is a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.12 Compliance with Laws. (i) Neither Buyer nor any of its subsidiaries is in violation of any Law applicable to Buyer or its subsidiaries, except as would not reasonably be expected to have a Buyer Material Adverse Effect, (ii) Buyer and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate Governmental Authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have a Buyer Material Adverse Effect, and (iii) neither Buyer nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.13 Investment Company Status. Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Matters Relating to Acquisition of the Subject Interests. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Subject Interests and is capable of bearing the economic risk of such investment. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer is acquiring the Subject Interests for investment for its own account. Buyer acknowledges and understands that (i) the acquisition of the Subject Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Subject Interests will be characterized as “restricted securities” under applicable securities Laws. Buyer agrees that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

Section 5.15 No Other Representations and Warranties.

(a) EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS ARTICLE V, BUYER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO ANY SELLING PARTY, AND BUYER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO BUYER OR THE STATUS OR CONDITION OF ITS BUSINESS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTIES OF MERCHANT ABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT).

(b) Buyer acknowledges and agrees that none of the Selling Parties makes any representations or warranties regarding any Selling Party, the Subject Interests or the Company or its subsidiaries other than as set forth in writing in this Agreement.

ARTICLE VI

COVENANTS

Section 6.01 Conduct Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Buyer, between the date hereof and the Closing, each of the Selling Parties shall use its respective commercially reasonable efforts to exercise such rights as it has as an owner of the Subject Interests to cause the Company to conduct its business only in the ordinary course of business consistent with past practice.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Buyer:

(i) CEPM shall not, and the other Selling Parties shall cause CEPM not to, vote any of the Class A Subject Interests in favor of: (A) any amendment to the

Company LLC Agreement; (B) any Merger Agreement or Plan of Conversion (as such terms are defined in the Company LLC Agreement); or (C) any election to dissolve the Company;

(ii) CEPH shall not, and CECG shall cause CEPH not to, vote any of the Class B Subject Interests in favor of (A) any amendment to the Company LLC Agreement; (B) any Merger Agreement or Plan of Conversion (as such terms are defined in the Company LLC Agreement); (C) any election to dissolve the Company; or (D) any termination of the right of holders of the Class A Units to appoint Class A Managers pursuant to Section 11.8(d) of the Company LLC Agreement, as contemplated in Section 11.8(e) of the Company LLC Agreement; and

(iii) None of the Selling Parties shall, and no Selling Party shall cause any other Selling Party to, exercise any other rights with respect to the Subject Interests (other than those specified in Sections 6.01(b)(i) and 6.01(b)(ii)) without the prior consultation with Buyer.

(c) Except as otherwise expressly provided by this Agreement or with the prior written consent of Buyer, none of the Selling Parties shall, and no Selling Party shall cause any other Selling Party to:

(i) transfer, issue, sell, pledge, encumber or dispose of the Subject Interests owned by such Selling Party;

(ii) take any action which would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

(iii) except as required by law, take any action which would (A) make any of the representations and warranties of any of the Selling Parties in this Agreement or any of the Basic Documents untrue or incorrect in any material respect or would be reasonably expected to result in any of the conditions to the Closing not being satisfied, or (B) be reasonably expected to have a Company Material Adverse Effect; or

(iv) agree to take any action prohibited by this Section 6.01.

(d) Except as otherwise expressly provided by this Agreement or with the prior written consent of the Selling Parties, between the date hereof and the Closing, Buyer shall conduct its business only in the ordinary course of business consistent with past practice.

(e) Without limiting the generality of the foregoing, except with the prior written consent of the Selling Parties, Buyer shall not, and shall cause its subsidiaries not to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of Buyer;

(ii) issue any shares of capital stock of Buyer (other than pursuant to and in accordance with the terms of any outstanding options or warrants), or grant any options, warrants, calls or other rights to purchase or otherwise acquire shares of capital stock of Buyer or other securities of, or other ownership interests in, Buyer or any of its subsidiaries other than issuances or grants that (A) have been approved by the Board of Directors of Buyer in accordance with the Buyer Organizational Documents, with a copy of the approving resolutions provided to the Selling Parties and (B) do not require any stockholder approval pursuant to the Buyer Organizational Documents, any applicable NASDAQ rules and regulations or any applicable provisions of the DGCL, other than (x) the issuance or sale of any shares of Buyer Common Stock by Buyer in an “at the market” offering under Buyer’s Registration Statement on Form S-3 (File No. 333-173896) declared effective by the Commission as of May 13, 2011, (y) the issuance or sale of any shares of Buyer Common Stock to Royal Bank of Canada in accordance with the terms and provisions of the Asset Sale Agreement by and between Buyer and Royal Bank of Canada, dated as of September 21, 2010 or (z) the issuance or sale of any warrants to acquire shares of Buyer Common Stock pursuant to Section 1.4 of the Securities Purchase Agreement, dated September 2, 2010, among Buyer, White Deer Energy L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P.;

(iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of Buyer or its subsidiaries;

(iv) amend the Organizational Documents of Buyer so as to adversely affect CECG as a prospective holder of Buyer Common Stock, other than amendments that affect the rights and preferences of all holders of Buyer Common Stock equally;

(v) enter into or agree to enter into any merger or consolidation with any Person;

(vi) take any action which would adversely affect the ability of the Parties hereto to consummate the transactions contemplated by this Agreement;

(vii) except as required by law, take any action which would (A) make any of the representations and warranties of any of Buyer in this Agreement or any of the Basic Documents untrue or incorrect in any material respect or would be reasonably expected to result in any of the conditions to the Closing not being satisfied or (B) be reasonably expected to have a Buyer Material Adverse Effect; or

(viii) agree to take any action prohibited by this Section 6.01.

Section 6.02 Investigation of Business; Access to Properties and Records; Notification of Certain Matters.

(a) Subject to restrictions contained in confidentiality agreements to which any of the Selling Parties is subject with respect to any information relating to any third party (in which case the Selling Parties shall use their commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements), prior to the Closing or termination of this Agreement, the Selling Parties agree to give to Buyer and its Representatives, upon reasonable prior notice, reasonable access during normal business hours to the Business Records of CECG (solely to the extent that the same pertain to the Subject Interests), CEPH and CEPM, and shall permit them to consult with management employees of the Selling Parties, to allow Buyer a full opportunity to make such investigations as are reasonably necessary to analyze, and shall furnish to Buyer or its authorized Representatives such additional information concerning, the Subject Interests as shall be reasonably requested, including all such information as shall be reasonably necessary to enable Buyer or its Representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Selling Parties contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VII have been satisfied.

(b) Subject to restrictions contained in confidentiality agreements to which Buyer is subject with respect to any information relating to any third party (in which case Buyer shall use its commercially reasonably efforts to make reasonable and appropriate substitute disclosure arrangements), prior to the Closing or termination of this Agreement, Buyer agrees to give to the Selling Parties and their respective Representatives, upon reasonable prior notice, reasonable access during normal business hours to the properties and Business Records of the Buyer, and shall permit them to consult with management employees of Buyer, to allow the Selling Parties a full opportunity to make such investigations as are reasonably necessary to analyze the affairs of the Buyer and shall furnish to the Selling Parties or their respective authorized Representatives such additional information concerning the assets of the Buyer as shall be reasonably requested, including all such information as shall be reasonably necessary to enable the Selling Parties or their respective Representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Buyer contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VII have been satisfied.

(c) Between the date hereof and the Closing Date, (i) the Selling Parties shall give prompt notice to Buyer of (A) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to consummation of the transactions contemplated by this Agreement, (B) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (C) any occurrence, event or circumstance that would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.01 to be satisfied, and (ii) Buyer shall give prompt notice to the Selling Parties of (A) any notice or other communication (other than routine notices or communications) from any Governmental Authority with respect to consummation of the transactions contemplated by this Agreement, (B) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (C) any occurrence, event or circumstance that would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.02 to be satisfied.

Section 6.03 Cooperation.

(a) Subject to the terms and conditions herein provided, the Selling Parties and Buyer agree to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonable, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using reasonable efforts:

(i) to obtain all necessary waivers, consents, releases and approvals from other Persons to the consummation of the transactions contemplated by this Agreement;

(ii) to obtain all consents, approvals and authorizations that are required to be obtained under any Law;

(iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement;

(iv) to effect all necessary registrations and filings, including submissions of information requested by Governmental Authorities; and

(v) to fulfill all conditions applicable to it pursuant to this Agreement.

(b) Subject to the terms and conditions herein provided, the Selling Parties and Buyer agree to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonable, proper or advisable after the Closing to ensure the orderly transition of the Subject Interests from the applicable Selling Party to Buyer. After the Closing, upon reasonable written notice, Buyer and the Selling Parties shall furnish or cause to be furnished to each other access, during normal business hours, to such information and assistance relating to the transactions contemplated by the Basic Documents as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment.

Section 6.04 Right to Update. From and after the date hereof until the earlier of three days prior to the Closing or the termination of this Agreement in accordance with its terms, Buyer or the Selling Parties shall have the right (but not any obligation) to update or amend in any respect their respective disclosure of any matter set forth or permitted to be set forth in the disclosure schedules if such matter arises (or, in the case of matters for which the applicable disclosure obligation is limited to the knowledge of the Person making the representation, is discovered) after the date hereof. No such update or amendment shall (i) be considered or given effect for purposes of determining the satisfaction of the conditions of the Selling Parties or Buyer set forth in Article VII, (ii) affect in any respect the Selling Parties’ or Buyer’s rights of termination and waiver set forth in Article X or (iii) affect in any respect the Selling Parties’ or Buyer’s right or claim pursuant to the terms of this Agreement or otherwise with respect to such disclosures. Notwithstanding the foregoing, if such updates or amendments (A) would permit the Selling Parties’ or Buyer to terminate this Agreement pursuant to Article X and (B) the Selling Parties or Buyer do not do so and the Closing shall occur, then the Selling Parties or Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article X hereof, with respect to the matters set forth in such supplemental disclosures.

Section 6.05 Listing of the Additional Shares. Prior to the Closing, Buyer shall prepare and submit to NASDAQ a notification of the listing of additional shares (an LAS Notification) covering the Stock Consideration and the Buyer Common Stock issuable in respect of the Warrants, and shall use all commercially reasonable efforts to obtain approval for such listing.

Section 6.06 Non-Disclosure; Interim Public Filings. Buyer and the Selling Parties shall cooperate in the preparation and publication of any press release announcing the execution and delivery of this Agreement, and Buyer may, if required by Law, file a Current Report on Form 8-K to which any such press release, this Agreement and any other Basic Documents that are required to be filed are attached as exhibits. Until the Closing of the transactions contemplated hereby, none or the Selling Parties or any of their Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, shall make any other public announcements or statements regarding such transactions without first consulting with the other Party or Parties with respect thereto; provided, however, that any of the Selling Parties and their Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, may make any public disclosures without first so consulting with the other Party or Parties if such disclosing party believes it is required to do so by Law or by any stock exchange listing requirement or trading agreement concerning publicly traded securities of the Selling Parties or any of their Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand.

Section 6.07 No Shop.

(a) Each of the Selling Parties shall not, nor shall any Selling Party permit any of its Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a sale, transfer, lease, hypothecation or other alienation of any of the Subject Interests, or any of the membership interests in CEPH or CEPM (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of CEPH, CEPM or the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Except to the extent that a confidentiality agreement between any of the Selling Parties or any of their respective Affiliates and a third party entered into prior to the date hereof precludes it, the Selling Parties shall notify Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by any Selling Party or any of their respective Representatives of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to CEPH, CEPM or the Company or any of its subsidiaries or for access to the properties, books or records of CEPH, CEPM or the Company by any Person other than Buyer. Such notice shall indicate the identity of the Person making the proposal or offer or requesting non-public information or access to the books and records of the CEPH, CEPM or the Company, the material terms of any such proposal or offer and copies of any written proposals or offers. The Selling Parties shall keep Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

Section 6.08 Marks. Following Closing, Buyer shall (i) cause a proposal to be made to the Board of Managers of the Company for the Company to cease using the Constellation name and mark in the name of the Company and its subsidiaries, to adopt a different name and mark for the Company and its subsidiaries, to terminate the Trademark Licensing Agreement and to make such filings as are necessary to give effect to such change and (ii) if at any time the Buyer and its Affiliates acquire member interests in the Company sufficient to allow Buyer and its Affiliates to elect a majority of the members of the Board of Managers, use its commercially reasonable efforts to effect the foregoing.

Section 6.09 Class A Managers. The Selling Parties hereby agree to cooperate with Buyer if requested in connection with removing or procuring the resignation of the Class A Managers from all of their positions with the Company and its subsidiaries and appointing designees of Buyer as the Class A Managers, in each case effective as of the Closing Date.

Section 6.10 Trading and Manipulation. From the date of this Agreement until the end of the period during which the Issue Price is determined, Buyer shall not, and shall cause its subsidiaries and Affiliates not to (a) sell, buy or otherwise trade in the Buyer Common Stock or any options or other derivative securities in respect of the Buyer Common Stock or (b) take or intentionally refrain from taking any other action if, in the case of either (a) or (b), the primary purpose or intent of such action is to affect the short-term trading price of the Buyer Common Stock in a manner that adversely affects the Selling Parties. Buyer agrees that it will be liable for any breach of this provision by any of its Affiliates or Representatives. For the avoidance of doubt, neither (i) the sale of any shares of Buyer Common Stock by Buyer in an “at the market” offering under Buyer’s Registration Statement on Form S-3 (File No. 333-173896) declared effective by the Commission as of May 13, 2011 nor (ii) the issuance of any shares of Buyer Common Stock to Royal Bank of Canada in accordance with the terms and provisions of the Asset Sale Agreement by and between Buyer and Royal Bank of Canada, dated as of September 21, 2010, shall be deemed to be in violation of this Section 6.10.

Section 6.11 Buyer Stockholders’ Meeting.

(a) As promptly as practicable following the execution and delivery hereof, Buyer shall prepare and file with the Commission a proxy statement to be distributed to the holders of the Buyer Voting Stock in respect of the Buyer Stockholders’ Meeting. Buyer will provide the Selling Parties with a reasonable opportunity to review and comment on such proxy statement and the Selling Parties shall reasonably cooperate with Buyer in the preparation thereof. Buyer shall use commercially reasonable efforts to cause such proxy statement to be finalized and mailed to holders of Buyer Voting Stock as promptly as practicable.

(b) Buyer shall, in accordance with applicable Law and its Organizational Documents, cause a meeting of the holders of Buyer Voting Stock (the “Buyer Stockholders’ Meeting”) to be duly called and held as soon as practicable after the date hereof to consider and vote upon the issuance of Buyer Common Stock pursuant to this Agreement (the “Buyer Stockholder Proposal”). The recommendation of the Board of Directors of Buyer that holders of Buyer Voting Stock approve the Buyer Stockholder Proposal shall be included in the proxy statement for such meeting. The Buyer shall use its commercially reasonable efforts to hold the Buyer Stockholders’ Meeting as soon as practicable following the date hereof.

(c) Buyer shall use commercially reasonable efforts to cause White Deer Energy, L.P. and its Affiliates that are parties thereto to vote the shares of Buyer Voting Stock held by them in favor of the Buyer Stockholder Proposal in accordance with the Buyer/Affiliate Proxy and Voting Agreement.

Section 6.12 Confidential Information

(a) For a period beginning on the date hereof and continuing until the date two years after the Closing:

(i) the Selling Parties and their respective Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the Buyer, the Company or their respective subsidiaries; and

(ii) the Buyer and its Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to any of the Selling Parties or their respective subsidiaries (other than the Company and its subsidiaries).

(b) Notwithstanding the foregoing, Buyer, the Selling Parties or their respective Affiliates may disclose any information relating to Buyer, the Company or their respective subsidiaries, on the one hand, or the Selling Parties or their respective subsidiaries (other than the Company and its subsidiaries) on the other hand, as the case may be:

(i) if required by law, regulatory authority or applicable stock exchange rule; or

(ii) to such other Persons if, at the time such information is provided, such Person is already in possession of such information.

ARTICLE VII

CLOSING

Section 7.01 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Selling Parties set forth in this Agreement shall be true and correct in all material respects (except for representations or warranties qualified by a materiality, Seller Material Adverse Effect or Company Material Adverse Effect qualifier, which shall be true and correct to the extent provided in such representations and warranties), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date;

(b) the Selling Parties shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) since the date hereof, there shall not have been or occurred any event, change, or occurrence that, individually or in the aggregate with any such other events, changes or occurrences, has had or which would reasonably be expected to have a Company Material Adverse Effect;

(d) there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) there shall not be in effect any stop order with respect to or suspension in trading of the Class B Units;

(f) the Board of Managers of the Company shall have approved the transfer of the Subject Interests to Buyer (and any permitted assignee of Buyer) (i) as provided in the definition of “Outstanding” in the Company LLC Agreement and (ii) for purposes of Section 12.6 of the Company LLC Agreement and Section 203 of the DGCL (the “Company Board Approval”);

(g) a majority of the total votes cast on the Buyer Stockholder Proposal by holders of Buyer Voting Stock shall have approved the issuance of the shares of Buyer Common Stock constituting the Stock Consideration and the shares underlying the Warrant Consideration pursuant to this Agreement in accordance with NASDAQ Rule 5635 (the “Buyer Stockholder Approval”); and

(h) Buyer shall have received the items listed in Section 7.03.

Section 7.02 Conditions Precedent to Obligations of the Selling Parties. The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Selling Parties in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except for representations or warranties qualified by a materiality or Buyer Material Adverse Effect qualifier, which shall be true and correct to the extent provided in such representations and warranties), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date;

(b) Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date and no Affiliate of Buyer shall have engaged in conduct of the type prohibited by Section 6.10;

(c) since the date hereof, there shall not have been or occurred any event, change or occurrence that, individually or in the aggregate with any such other events, changes or occurrences, has had or which would reasonably be expected to have a Buyer Material Adverse Effect;

(d) there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) the Company Board Approval shall have been received;

(f) Buyer Stockholder Approval shall have been received;

(g) the shares constituting the Stock Consideration and the shares issuable upon the exercise of the Warrants have been listed or authorized for listing on NASDAQ, subject to official notice of issuance;

(h) there shall not be in effect any stop order with respect to or suspension in trading of the Buyer Common Stock; and

(i) the applicable Selling Parties shall have received the items listed in Section 7.04.

Section 7.03 Selling Party Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Selling Parties shall have delivered, or caused to be delivered, to Buyer:

(a) the Subject Interests by delivering certificates or other documents evidencing such Subject Interests at the Closing, all free and clear of any Encumbrances or interests of any other party (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws);

(b) with respect to each Selling Party, a certificate duly executed by the Secretary or an Assistant Secretary of such Selling Party, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, attesting to (i) the Organizational Documents of such Selling Party, (ii) the resolutions of the Board of Directors or other governing body of such Selling Party authorizing the execution and delivery of the Basic Documents to which such Selling Party is a party and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (iii) the incumbency and signature of each officer of such Selling Party who has executed any of the Basic Documents or any other document or instrument delivered in connection herewith;

(c) with respect to each Selling Party, a certificate duly executed by an executive officer of such Selling Party, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that each of the conditions specified in Sections 7.01(a) through 7.01(d) have been satisfied in all respects;

(d) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of each Selling Party;

(e) a counterpart, duly executed by CECG, of the Registration Rights Agreement;

(f) a receipt, dated as of the Closing Date, executed by CECG and delivered to Buyer certifying that CEGC has received the Cash Consideration, Stock Consideration and Warrant Consideration with respect to the Subject Interests sold to Buyer.

Section 7.04 Buyer Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Buyer shall have delivered, or caused to be delivered to the Selling Parties (or, if applicable, such specified Selling Party):

(a) payment to CECG of the Cash Consideration by wire transfer(s) of immediately available funds to an account designated in writing (including via email) by CECG;

(b) delivery to CECG of the Stock Consideration pursuant to Section 2.01;

(c) payment to CECG of the Warrant Consideration, evidenced by the executed Warrants;

(d) a certificate duly executed by the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Selling Parties, attesting to (i) the Organizational Documents of Buyer, (ii) the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of the Basic Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and authorizing the issuance of the Buyer Common Stock and the Warrants to be issued at the Closing, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, (iii) the results of the Buyer Stockholders’ Meeting and (iv) the incumbency and signature of each officer of Buyer who has executed any of the Basic Documents or any other document or instrument delivered in connection herewith;

(e) a certificate duly executed by an executive officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Selling Parties, to the effect that each of the conditions specified in Sections 7.02(a) through 7.02(d) have been satisfied in all respects;

(f) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of Buyer;

(g) a counterpart, duly executed by Buyer, White Deer Energy L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P. of the Registration Rights Agreement; and

(h) a receipt, dated as of the Closing Date, executed by the Buyer and delivered to the Selling Parties certifying that Buyer has received the Subject Interests sold to Buyer.

ARTICLE VIII

INDEMNIFICATION, COSTS AND EXPENSES

Section 8.01 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for one year following the Closing Date, except that the representations and warranties set forth in Sections 3.01, 3.02, 3.05, 5.01, 5.02 and 5.05(c) shall survive the Closing indefinitely; provided, that any obligations under Sections 8.02(a)(i) and 8.02(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.03(a) before the termination of the applicable survival period.

Section 8.02 Indemnification.

(a) From and after the Closing, subject to Section 8.01 hereof, the Selling Parties, jointly and severally, hereby agree to indemnify and hold Buyer, its Affiliates, and their respective directors, managers, officers and employees (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim (a “Loss”) based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by any of the Selling Parties in this Agreement or in any Basic Document; and

(ii) any breach of any covenant or other agreement on the part of any of the Selling Parties under this Agreement or in any Basic Document.

(b) From and after the Closing and subject to Section 8.01, Buyer hereby agrees to indemnify and hold the Selling Parties and their respective Affiliates and their respective directors, managers, officers and employees (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by Buyer in this Agreement or in any Basic Document; and

(ii) any breach of any covenant or other agreement on the part of Buyer under this Agreement or in any Basic Document.

Section 8.03 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought; provided, that failure to so notify the indemnifying party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VIII to the extent that the indemnifying party shall not have been materially prejudiced as a result of such delay.

(b) In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.02 hereof (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party shall have been materially prejudiced as a result of such failure. Subject to the provisions of this Section 8.03, the indemnifying party shall have the right, at its sole expense, to select and engage counsel to defend such matter, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the indemnifying party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the indemnifying party such that a joint representation would violate applicable ethical standards; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.03 to the contrary, neither the indemnifying party nor the Indemnified Party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

(c) If any Indemnified Party should have a claim against any indemnifying party under this Article VIII which does not involve a Third Party Claim, the Indemnified Party shall notify the indemnifying party of such claim, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the “Indemnity Notice”). The failure by any Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party under this Article VIII, except and only to the extent that the indemnifying party demonstrates that it has been actually materially prejudiced by such failure. If the indemnifying party does not notify the Indemnified Party in writing within 30 days from delivery of the Indemnity Notice that the indemnifying party disputes such claim, the amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the indemnifying party hereunder. If the indemnifying party has timely disputed such claim, the indemnifying party and the Indemnified Party shall for a period of 30 days proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may, at the option of either party, be submitted to binding arbitration pursuant to the provisions of Section 11.03.

Section 8.04 Limitations.

(a) No Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 8.02(a)(i) unless the aggregate of all Losses claimed by the Buyer Indemnified Parties pursuant to such section exceeds $500,000 (the “Claim Deductible”), in which case, subject to Section 8.04(c), the Selling Parties shall indemnify the Buyer Indemnified Party only for the Losses in excess of the Claim Deductible.

(b) No Seller Indemnified Party shall be entitled to indemnification pursuant to Section 8.02(b)(i) unless the aggregate of all Losses claimed by the Seller Indemnified Parties pursuant to such section exceeds the Claim Deductible, in which case, subject to Section 8.04(c), Buyer shall indemnify the Seller Indemnified Party only for the Losses in excess of the Claim Deductible.

(c) None of the Selling Parties shall have any obligation to indemnify the Buyer Indemnified Parties under this Agreement for Losses that exceed, in the aggregate, the purchase price payable under clause (x) of Section 2.01(a). Buyer shall not have any obligation to indemnify the Seller Indemnified Parties under this Agreement for Losses that exceed, in the aggregate, $15,000,000.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER BUYER, ANY SELLING PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR

SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFYING PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 8.05 Recovery. The amount of any Losses for which indemnification is provided hereunder shall be net of any other amounts recovered by the Indemnified Party with respect to such Losses, including under insurance policies, indemnity arrangements and the like. An Indemnified Party who has received a recovery for Losses arising from breach of a representation, warranty, agreement or covenant under this Agreement which is subject to indemnification shall have no right to recover twice for the same Losses under the indemnification provided in this Agreement nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the indemnifying party. Each Indemnified Party shall use reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements.

Section 8.06 Tax Treatment of Indemnity Payments. The Selling Parties and Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes.

Section 8.07 Exclusive Remedy.

(a) Each of the Parties hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or intentional misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) relating to the representations and warranties contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, that any Party may exercise any and all remedies it may have at Law or in equity in the event of a breach by the other party of its payment obligations established pursuant to Section 8.02. In furtherance of the foregoing and subject to the foregoing proviso, each of the Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims or causes of action arising from fraud, criminal activity or intentional misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) it may have against the other Party (but not contribution, indemnity or other rights it may have against third parties), arising under or based upon (i) any breach of an express or implied representation or warranty whether or not contained in this Agreement, (ii) any federal, state or local statute, Law, ordinance, rule or regulation and (iii) any other rights, claims or causes of action arising under or based upon common law or otherwise with respect to the representations, warranties, covenants and agreements contained in or otherwise made in connection with this Agreement.

(b) Notwithstanding Section 8.07(a), nothing contained in this Section 8.07 shall prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

ARTICLE IX

TAX MATTERS

Section 9.01 Pre- and Post-Closing Actions; Post-Closing Assistance. Except to the extent required by applicable Law, each Selling Party shall not and shall not permit its Affiliates to take any action (including the amendment of any Tax Return) on or before the Closing Date which could reasonably be expected to materially increase Buyer’s liability for Taxes (including any liability of Buyer to indemnify the Selling Parties for Taxes under this Agreement). Except to the extent required by applicable Law, Buyer shall not and shall not permit its Affiliates to take any action (including the amendment of any Tax Return) on or after the Closing Date which could reasonably be expected to materially increase the Selling Parties’ liability for Taxes (including any liability of the Selling Parties to indemnify Buyer for Taxes under this Agreement).

Section 9.02 Transfer Taxes. Buyer and the Selling Parties agree that any transfer, documentary, sales, use, stamp, registration and similar taxes (“Transfer Taxes”) and fees arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne equally by Buyer, on the one hand, and the Selling Parties, on the other hand. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use reasonable best efforts to provide such Tax Returns to the other party at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing party shall provide the other party with evidence satisfactory to the other party that such Transfer Taxes have been paid.

ARTICLE X

TERMINATION

Section 10.01 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of the Selling Parties and Buyer;

(b) upon written notice from the Selling Parties or Buyer to the other Party or Parties on or after the first to occur of (i) the 60th day following the date of this Agreement, if the Company Board Approval shall not have been received in satisfaction of Sections 7.01(f) and 7.02(e) by the close of business on such date, and (ii) the date that the Parties receive definitive notice from the Board of Managers of the Company or the Company that such Board of Managers will not grant the Company Board Approval;

(c) upon written notice from the Selling Parties or Buyer to the other Party or Parties on or after the Outside Date, if the Closing shall not have occurred by the close of business on such date, provided that (i) Buyer may not terminate this Agreement pursuant to this Section 10.01(c) if Buyer is in material default of any of its obligations under this Agreement and (ii) the Selling Parties may not terminate this Agreement pursuant to this Section 10.01(c) if any Selling Party is in material default of any of its obligations under this Agreement;

(d) by written notice from Buyer to the Selling Parties that there has been an event, change or occurrence, individually or in the aggregate with any other such events, changes or occurrences that has had or would reasonably be expected to have a Company Material Adverse Effect;

(e) by written notice from the Selling Parties to Buyer that there has been an event, change or occurrence, individually or in the aggregate with any other such events, changes or occurrences, that has had or would reasonably be expected to have a Buyer Material Adverse Effect;

(f) by the Selling Parties or Buyer if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 10.01(f) shall not be available to the Selling Parties, on the one hand, or Buyer, on the other hand, if such order was primarily due to the failure of any of the Selling Parties, on the one hand, or Buyer, on the other hand, to perform any of its obligations under this Agreement;

(g) by Buyer if any of the Selling Parties shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any of the Selling Parties shall have become untrue, in either case such that the conditions set forth in Sections 7.01(a) or 7.01(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Selling Parties of notice of such breach from Buyer; or

(h) by the Selling Parties if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) or 7.02(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Buyer of notice of such breach from the Selling Parties.

Section 10.02 Procedure Upon Termination. In the event of termination and abandonment by Buyer or the Selling Parties, or both, pursuant to Section 10.01, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Buyer or the Selling Parties.

Section 10.03 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or any of the Selling Parties; provided, that the obligations of the Parties set forth in Section 10.03 and Article XI hereof shall survive any such termination and shall be enforceable hereunder; provided further, that nothing in this Section 10.03 shall relieve Buyer or any of the Selling Parties of any liability for a breach of this Agreement prior to the effective date of termination.

(b) If:

(i) this Agreement is terminated by the Selling Parties or Buyer pursuant to Section 10.01(b)(i) (but in the case of any such termination by Buyer, only if it occurs on or after the 90th day following the date of this Agreement) or by the Selling Parties or Buyer pursuant to Section 10.01(b)(ii); and

(ii) within 12 months of the date of this Agreement, a Superior Sale Transaction shall have closed, then the Selling Parties shall allocate the excess of the Superior Sale Consideration over the Purchase Price as follows:

(1) first, to the Selling Parties and Buyer to reimburse them for (A) all payments made to the Company for expenses and fees incurred in connection with reviewing the transactions contemplated hereby and considering the granting of Company Board Approval and (B) their reasonable fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby and, in the case of the Selling Parties, to reimburse them for their reasonable fees and expenses incurred in connection with the Superior Sale Transaction; and

(2) second, 50% of any balance to each of the Selling Parties, on one hand, and Buyer, on the other hand.

If the Superior Sale Consideration includes securities, any cash shall first be applied to the reimbursement pursuant to clause (1) above, and the remainder shall be applied in the same proportion of cash and securities and, if applicable, the same securities, as received by the Selling Parties as Superior Sale Consideration. The Selling Parties shall make any payments due to Buyer promptly after their receipt of the Superior Sale Consideration.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise provided in this Agreement, each of the Selling Parties and Buyer shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Buyer shall reimburse the Selling Parties for one-half of any payments made by the Selling Parties to the Company for reasonable expenses and fees incurred in connection with providing the Company Board Approval, with such reimbursement obligation not to exceed $25,000.

Section 11.02 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to Buyer and the Selling Parties and that Buyer and the Selling Parties will not have an adequate remedy at Law. Therefore, the obligations of Buyer and the Selling Parties under this Agreement, including the Selling Parties’ obligation to sell the Subject Interests to Buyer and Buyer’s obligation to purchase the Subject Interests from the Selling Parties, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 11.03 Arbitration.

(a) Mandatory Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any other Basic Document or relating to the breach, termination or invalidity of this Agreement or any other Basic Document, whether arising in contract, tort or otherwise, shall be resolved by binding arbitration. This arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time (“Title 9”), and the current Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”), to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 11.03.

(b) Provisional or Ancillary Remedies; Specific Performance. No provision of or the exercise of any rights under this Section 11.03 shall limit the right of any party to seek and obtain specific performance pursuant to Section 11.02, or provisional or ancillary remedies (such as injunctive relief, attachment or the appointment of a receiver) in aid of arbitration, from any court having jurisdiction before, during or after the pendency of an arbitration proceeding under this Section 11.03. The institution and maintenance of any such Action to seek such provisional or ancillary remedies shall not constitute a waiver of the right of any party (including the party taking the action or instituting the legal proceeding) to submit a dispute, controversy or claim to arbitration under this Section 11.03.

(c) Arbitration Orders. Any order made pursuant to arbitration shall be in writing, shall give reasons for the decisions reached and shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the order. The Parties agree to submit to the jurisdiction of the courts identified in Section 11.04 for purposes of the enforcement of any such order.

(d) Arbitrators. The arbitration shall be conducted and finally settled by a panel of three arbitrators. Within 30 days of the giving of a notice of arbitration, Buyer shall appoint one arbitrator and the Selling Parties shall, collectively, appoint one arbitrator. Such two arbitrators shall appoint the third, presiding arbitrator (each an “Arbitrator”) within 15 days of the appointment of the second party-appointed Arbitrator. At the request of any party, the AAA shall appoint any Arbitrator not timely appointed. No Arbitrator shall be a Representative of any Party or any party to the arbitration proceeding, and the Party appointing such Arbitrator must reasonably believe that such Arbitrator possesses the requisite education, experience and expertise in respect of the matters to which the claim(s) relate in order to permit such Arbitrator to competently perform his or her duties. The three Arbitrators shall make all of their decisions by majority vote. If one of the party-appointed Arbitrators refuses to participate in the proceedings or refuses to vote, the decision of the other two Arbitrators shall be binding. If an Arbitrator dies or becomes physically incapacitated and is unable to fulfill his or her duties as an Arbitrator, the arbitration proceeding shall continue with a substitute Arbitrator selected by the party that originally appointed the withdrawing Arbitrator (or, if the withdrawing Arbitrator was jointly selected by the parties or appointed by the AAA, the substitute Arbitrator shall be selected in the same manner as the withdrawing Arbitrator).

(e) Location. The arbitration shall be held in Houston, Texas or at another place as to which the parties mutually agree.

(f) Fees and Expenses. In any arbitration proceeding under this Section 11.03, subject to the award of the Arbitrator(s), each Party shall pay all of its own expenses and one-half of the arbitration fees and expenses charged by the AAA and the Arbitrators. The Arbitrator(s) shall have the power to award recovery of expenses and fees (including reasonable attorney fees, administrative and AAA fees, and Arbitrators’ fees) between the Parties as the Arbitrators determine to be equitable under the circumstances.

(g) Title 9. The interpretation and construction of this Section 11.03, including its validity and enforceability, shall be governed by Title 9, notwithstanding the choice of law set forth in Section 11.06 of this Agreement.

Section 11.04 Submission to Jurisdiction; Consent to Service of Process. Solely in respect of any Action permitted to be instituted by a Party pursuant to Section 11.03, the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Houston, Texas over any dispute arising out of or relating to this Agreement or any other Basic Document or any of the transactions contemplated hereby or thereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.05 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Basic Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral, including the letter of intent dated May 16, 2011, as amended. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to the conflicts of law principles of such state.

Section 11.07 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a Party may have specified by notice given to the other party pursuant to this provision):

(a)	If to Buyer:

PostRock Energy Corporation
210 Park Avenue
Oklahoma City, OK 73102
Attention:	Stephen L. DeGiusti
Telephone:	(405) 600-7704
Facsimile:	(405) 600-7756

with a copy to:

White Deer Energy L.P.
667 Madison Avenue, 4th Fl.
New York, NY 10065
Attention:	Thomas J. Edelman
Telephone:	(212) 371-1117
Facsimile:	(212) 888-6877

and

Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention:	Robert Seber
Telephone:	(212) 237-0132
Facsimile:	(917) 849-5340
Email:	rseber@velaw.com

(b)	If to any of the Selling Parties:

c/o Constellation Energy Commodities Group, Inc.
100 Constellation Way, Suite 500C
Baltimore, MD 21202
Attention: Max Duckworth
Telephone: 410-470-3484
Facsimile: 410-470-2600

with a copy to:

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention:	Michael S. Telle
Telephone:	(713) 221-1327
Facsimile:	(713) 221-2113
Email:	michael.telle@bgllp.com

Section 11.08 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.09 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Sections 8.02(a) and 8.02(b), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by a Party (by operation of Law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents shall be void; provided, however that Buyer may, without the prior written consent of any Selling Party, assign its rights and obligations under this Agreement associated with the purchase of all or any portion of the Subject Interests to any one or more direct or indirect wholly owned subsidiaries of Buyer; provided further, however that (i) any such assignment shall be effected prior to the time that the request for Company Board Approval is made and (ii) any such assignee shall assume in writing, pursuant to an instrument delivered to the Selling Parties, all of Buyer’s obligations to the Selling Parties under this Agreement or any of the Basic Documents as such obligations relate to the Subject Interests (or portions thereof) being assigned and Buyer shall not be released from any of its obligations under this Agreement or any of the Basic Documents by reason of such assignment.

Section 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date first above written.

BUYER:

POSTROCK ENERGY CORPORATION

By:	/s/ Stephen L. DeGiuisti
Name:	Stephen L. DeGiusti
Title:	Executive Vice President, General Counsel and Secretary

Signature Page 1 of 2 to

Purchase Agreement

SELLING PARTIES

CONSTELLATION ENERGY COMMODITIES GROUP, INC.

By:	/s/ Kathleen W. Hyle
Name:	Kathleen W. Hyle
Title:	President

CONSTELLATION ENERGY PARTNERS HOLDINGS, LLC

By:	/s/ Kathleen W. Hyle
Name:	Kathleen W. Hyle
Title:	President

CONSTELLATION ENERGY PARTNERS MANAGEMENT, LLC

By:	/s/ Kathleen W. Hyle
Name:	Kathleen W. Hyle
Title:	President

Signature Page 2 of 2 to

Purchase Agreement

Exhibit A

Form of Registration Rights Agreement

[See attached.]

Exhibit A

Exhibit B

Form of Warrant

[See attached.]

Exhibit B